Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is entered into by
Nancy S. Lurker (“Employee”) and EyePoint Pharmaceuticals, Inc. (“EyePoint” or the “Company”). This Agreement is effective only if it has been executed by the parties on or after the Separation Date and the revocation period has expired without revocation as set forth in Sections 12(f) and (g) below. This Agreement shall become effective on the 8th day after Employee signs and does not revoke this Agreement (the “Effective Date”).

1. Termination of Employment. Employee’s employment with the Company terminated on July 10, 2024 (the “Separation Date”).

Employee has received payment for all earned wages and accrued, unused vacation through the Separation Date, and Employee has elected the period of continued health benefits coverage to which she and her eligible dependents are entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). EyePoint has also reimbursed Employee for all appropriately documented business expenses incurred up to the Separation Date.

2. Consideration; Taxes. In exchange for and in consideration of Employee signing, complying with, and not revoking this Agreement, EyePoint will pay or provide Employee with the following benefits which Employee understands are in addition to anything of value to which she is already entitled:

a.
Severance Pay. EyePoint agrees to pay to Employee severance in the total amount of ($320,000) (Three Hundred Twenty Thousand Dollars, and No Cents), payable as a lump sum within fifteen (15) days following the Effective Date.

b.
Taxes. Any tax obligations of Employee that arise from the severance and other benefits made to Employee under this Section 2 shall be Employee’s sole responsibility and liability. EyePoint will report each payment provided for in this Section 2 on form W-2 for the tax year in which the payment is made. All payments or benefits made under this Agreement shall be subject to applicable tax withholdings laws and regulations. Employee understands and agrees that she is not entitled to any severance money or benefits, other than those specified in this Agreement.

3. Employee’s General Release of Claims and Representations. In exchange for the severance payment described in Section 2 and other consideration set forth in this Agreement, Employee hereby covenants not to sue, and knowingly and voluntarily releases EyePoint and its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and each of their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, causes of action, costs, damages and liabilities of whatever kind or nature, in law or in equity, that Employee ever had, may have had, now has, or that Employee may have (whether known and unknown, asserted or unasserted), arising out of or in any way related to Employee’s hire, benefits or employment or the termination thereof, including any claims for unpaid wages, bonuses, back pay, commissions, vacation pay, severance or other compensation, except as expressly provided otherwise in this Agreement, and claims arising under tort or for breach of contract, express or implied, wrongful discharge, mental anguish, or employment discrimination, up to the date Employee signs this Agreement (“Released Claims”). The Released Claims include, but are not limited to, all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; Sections 1981 and 1983 of the Civil Rights Act of 1866; the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan); the Genetic Information and Discrimination Act; the Americans with Disabilities Act; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Massachusetts Payment of Wages Law (the “Wage Act”); the Massachusetts Fair Employment Practices Act; any and all other federal, state or local laws (including statutes, regulations, administrative guidance and common law doctrines) prohibiting employment discrimination, relating to employment, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge; tort; physical or personal injury; breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress; and any other duty or obligation of any kind or description to the fullest extent permissible by law.

Employee does not waive or release: (1) her right to enforce or challenge the validity of this Agreement pursuant to the Age Discrimination in Employment Act; (2) breach of this Agreement; (3) any vested rights which Employee may have under any employer-sponsored benefit plan; (4) the right to file any unwaivable charge or complaint with a government administrative agency (although Employee does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Employee signs this Agreement); (5) workers’ compensation benefits; (6) state disability compensation; (7) rights or claims which cannot lawfully be released by private agreement; and/or (8) rights or claims arising after the date Employee signs this Agreement.

Employee represents that as of the date she signs this Agreement, she is not aware of any work-related illness or injury for which she might be entitled to compensation or relief (such as workers’ compensation). Employee also represents that she has been fully and timely paid all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with her employment with EyePoint. Employee further understands and agrees that the severance benefits specified in Section 2 are not compensation for Employee’s services rendered through the Separation Date, but rather are being offered to Employee in exchange for the promises contained in this Agreement, including but not limited to Employee’s waiver of rights and claims specified in this Section 3, and is above and beyond any wages or salary or other sums to which Employee is entitled from EyePoint. Employee understands that EyePoint relied on these representations in entering into this Agreement.

4. Confidentiality and Return of Property.

Employee represents that Employee has not divulged any proprietary or confidential information of EyePoint and agrees to not disclose or communicate to any person, firm or company, or cause the unauthorized disclosure of, or otherwise make use of, EyePoint’s proprietary or confidential information. Notwithstanding, Employee will continue to maintain the confidentiality of such information as required by that certain Employment Letter Agreement between Employee and the Company, initially dated September 15, 2016 and subsequently amended on January 3, 2023 and July 10, 2023 (as amended, the “Employment Agreement”).

Employee represents that, with the exception of Employee’s continued ability to access emails and associated folders and files on the Company’s Outlook server, which Employee shall continue to be able to access for so long as Employee remains a member of the Board of Directors of the Company, Employee has returned all other EyePoint property, documents, and/or any confidential or proprietary information in Employee’s possession or control. Employee agrees not to make or retain copies, reproductions or summaries of any such property, except as may be accessible on the Company’s email archives. To the extent necessary to access Eyepoint property, Employee agrees to provide EyePoint with her passwords or passcodes. Employee also agrees that Employee is in possession of all of Employee’s property that Employee had at EyePoint’s premises and that EyePoint is not in possession of any of Employee’s property.

5. Participation in Agency Proceedings. Nothing in this Agreement or any other agreement that Employee may have with EyePoint or its affiliates restricts or prevents Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, or from filing a claim or charge with, or assisting in an investigation directly with any governmental agency or entity, or self-regulatory authority, including but not limited to the EEOC, the NLRB, OSHA, the SEC, Department of Justice, Congress, any agency Inspector General, or other similar federal, state or local agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of applicable state or federal law or regulation. Nothing in this Agreement prevents Employee from disclosing certain EyePoint documents as permitted by law to Regulators for the purpose of reporting an EyePoint violation of federal, state or local law. Employee is encouraged, but not required, to consult an EyePoint lawyer or personal lawyer before making a disclosure of EyePoint documents. Further, nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from filing a charge, responding to an inquiry, participating in an investigation, or providing testimony about this Agreement or its underlying facts and circumstances by, with, or before any Regulator. Notwithstanding the foregoing, in making any such disclosures or communications, Employee must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential

Information (as defined in the Employment Agreement) to any party other than the applicable Regulators. Nevertheless, Employee acknowledges and agrees that by virtue of this Agreement Employee is waiving any and all rights to recover any monetary or other personal relief against the Released Parties as a result of any charge, civil action, suit or proceeding (including but not limited to any proceeding brought by any other person or by an governmental agency) with respect to any claim or right waived in this Agreement; provided, however, that nothing contained herein shall preclude Employee from receiving a monetary award from the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, 15 U.S.C. § 78u-6.

6. Cooperation. Employee shall cooperate with EyePoint and its subsidiaries or affiliates in connection with any pending or future investigation, litigation, proceeding or other matter which may be filed against or by EyePoint or its subsidiaries or affiliates with any agency, court, or other tribunal and concerning or relating to any matter falling within Employee’s knowledge or former area of responsibility. Employee shall provide reasonable assistance and completely truthful testimony in such matters as needed. Employee shall not be entitled to any compensation for such cooperation, except that EyePoint will reimburse Employee for all reasonable associated out of pocket expenses incurred in connection with such cooperation.

7. Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws.

8. Severability. If any of the provisions, terms, clauses, or waivers or release of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, or waivers or release of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon all parties. If the voided term is material, the parties shall immediately commence negotiations for a replacement provision of substantively similar value.

9. Nonadmission of Wrongdoing. Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both Employee and EyePoint deny any wrongdoing or liability.

10. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Employee and EyePoint.

11. Entire Agreement. This Agreement sets forth the entire agreement between Employee and EyePoint. This Agreement supersedes and replaces any prior agreements or understandings between the Employee and Company, except Section 3 of the Employment Agreement which remains in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

12. ADEA Waiver

Employee acknowledges that she is waiving and releasing claims arising under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”). Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this Agreement that:

a. Employee has carefully read and fully understands the terms of this Agreement;

b. Employee is advised to consult with an attorney before signing this Agreement;

c. Employee has at least twenty-one (21) days to consider this Agreement;

d. Employee agrees that any change to the release contained in Section 3, whether material or immaterial, will not restart the twenty-one (21) day review period;

e.
Employee has taken time to consider whether to sign this Agreement and has chosen to sign this Agreement freely, knowingly, and voluntarily;
f.
Employee has up to seven (7) days following execution of this Agreement to revoke this Agreement;

g.
Employee may revoke this Agreement by delivering a written revocation to Ron Honig, Chief Legal Officer, EyePoint Pharmaceuticals US, Inc., Suite C400, 480 Pleasant Street, Watertown, MA 02472, via email to rhonig@eyepointpharma.com. The revocation may also be personally delivered or sent to Ron Honig via overnight courier before the end of the seven (7) day period.

h.
If Employee does not revoke during the 7-day revocation period, this Agreement will take effect on the 8th day after Employee signs this Agreement.

i.
Employee may sign this Agreement no sooner than the day after Employee’s Separation Date and no later than August 26, 2024. If Employee does not return an executed copy of this Agreement before 5:00 p.m. (ET) on August 26, 2024, this severance offer will expire and all provisions of this Agreement shall be void and of no legal effect.

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EMPLOYEE EyePoint Pharmaceuticals, Inc.

_/s/ Nancy S. Lurker By:_/s/ Jennifer Leonard________

Nancy S. Lurker Jennifer Leonard

Chief People Officer and SVP, IT

Date:____August 6, 2024_______ Date:____August 6, 2024______